Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Neothetics, Inc. on Form S-4 of our report dated September 8, 2017 relating to the consolidated financial statements of Evofem Biosciences, Inc. and its subsidiaries (the “Company”) as of and for the years ended December 31, 2016 and 2015 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the Company’s ability to continue as a going concern), appearing in the proxy statement/prospectus/information statement, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in such proxy statement/prospectus/information statement.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

November 15, 2017